Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 21, 2005, accompanying the financial statements and schedule included in the Annual Report of SonomaWest Holdings, Inc. on Form 10-K for the fiscal year ended June 30, 2005.  We hereby consent to the incorporation by reference of said report in the Registration Statements of SonomaWest Holdings, Inc. on Forms S-8 (File No. 033-70870, effective October 27, 1993; File No. 333-84295, effective August 2, 1999; File No. 333-101755, effective December 10, 2002; and File No. 333-122507, effective February 3, 2005).

GRANT THORNTON LLP

San Francisco, California
September 26, 2005